                                                                 EXHIBIT 10.28





                                AN APPRAISAL OF
                       HEALTHSOUTH REHABILITATION CENTER
                               OF VIRGINIA BEACH
                            VIRGINIA BEACH, VIRGINIA

 (LOGO)       VALUATION COUNSELORS GROUP, INC.

             340 Interstate North Parkway
             Atlanta, Georgia 30339
             (404) 955-0088
             (Fax) 955-0466


                                                              February 7, 1994


HealthSouth Corporation
Two Perimeter Park South
Birmingham, Alabama  35243

Attention:  Mr. Mike Martin, Treasurer

Gentlemen:

In accordance with your request, we are pleased to submit this appraisal report covering the market value of the professional office building identified as follows:

              HEALTHSOUTH REHABILITATION CENTER OF VIRGINIA BEACH
                           1849 OLD DONATION PARKWAY
                               RICHMOND, VIRGINIA

The purpose of this valuation is to estimate the market value of the subject property's leased fee estate as of September 29, 1993, the effective date of this report. The report is to be used for asset valuation purposes. HealthSouth Corporation is selling nine professional office buildings for the purpose of establishing a real estate investment trust (REIT). This valuation assumes that the prospective REIT is the owner of the property, with HealthSouth Corporation guaranteeing net rental income of $18.00 per square foot.

This appraisal investigation includes visits to the facility, discussions with the current owners and management of the property, a review of available financial data, discussions with local brokers and government offices, and research and analysis of the market.

"Market value" is defined as:

         "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         o       Buyer and seller are typically motivated;

HealthSouth Corporation
February 7, 1994
Page Two



         o Both parties are well informed or well advised, and acting in what they consider their own best interests;

         o       A reasonable time is allowed for exposure in the open market;

         o Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

         o The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

         [The Appraisal of Real Estate, p. 21, 10th Ed., published by The Appraisal Institute].


The subject property is a one-story rehabilitation center/office building containing 10,000 rentable square feet of office space. The building is a Class C facility, with a steel frame and overlapped wood siding exterior walls constructed in 1993. The building is currently 100 percent occupied.

In arriving at the opinion expressed in this report, it is assumed that the title to the property is free and clear and held under responsible ownership. The information furnished us by others is believed to be reliable, but no responsibility for its accuracy is assumed. The value reported herein is based upon the integrity of the information provided.

Based upon the procedures, assumptions and conditions outlined in this report, we estimate the market value of the leased fee interest in the HealthSouth Rehabilitation Center of Virginia Beach, as of September 29, 1993, to be:

                                   $1,460,000
                                   ==========

We have no responsibility to update our report for events and circumstances occurring after the date of this report.

HealthSouth Corporation
February 7, 1994
Page Three



Neither the whole, nor any part of this appraisal or any reference thereto may be included in any document, statement, appraisal or circular without Valuation Counselors Group, Inc.'s prior written approval of the form and context in which it appears.

This appraisal report consists of the following:

         o       This letter outlining the services performed;

         o       Certification of the appraisers;

         o       A Statement of Facts and Limiting Conditions;

         o       A Summary of Salient Facts and Conclusions;

         o       A Narrative Section detailing the appraisal of the property;
                 and

         o       An Exhibit Section containing supplementary data.

A copy of this report and the working papers from which it was prepared will be kept in our files for eight years.

                                        Respectfully submitted,

                                        VALUATION COUNSELORS GROUP, INC.

                                        /s/ Patrick J. Simers
                                        ---------------------
                                        Patrick J. Simers
                                        Managing Director

                            APPRAISER CERTIFICATION


We, the undersigned, do hereby certify that to the best of our knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, unbiased professional analyses, opinions and conclusions.

         We have no present or prospective interest in the property that is the subject of this report, and have no personal interest or bias with respect to the parties involved.

         Our compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in or the use of this report.

         Our analyses, opinions, and conclusions were developed, and this report has been prepared in conformity with the requirements of the Code of Professional Ethics, the Appraisal Institute, American Society of Appraisers, and the Uniform Standards of Professional Appraisal Practice.

         The use of this report is subject to the requirements of the Appraisal Institute and American Society of Appraisers relating to review by its duly authorized representatives.

         Cheryl Worthy-Pickett, the primary appraiser of this property, has made a personal inspection of the property that is the subject of this report.



         /s/ Patrick J. Simers             /s/ Cheryl Worthy-Pickett
         ---------------------             -------------------------
         Patrick J. Simers                 Cheryl Worthy-Pickett
         Managing Director                 Senior Appraiser

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


Valuation Counselors Group, Inc. strives to clearly and accurately disclose the assumptions and limiting conditions that directly affect an appraisal analysis, opinion, or conclusion. To assist the reader in interpreting this report, such assumptions are set forth as follows:

Appraisals are performed, and written reports are prepared by, or under the supervision of, members of the Appraisal Institute in accordance with the Institute's Standard of Professional Practice and Code of Professional Ethics.

Appraisal assignments are accepted with the understanding that there is no obligation to furnish services after completion of the original assignment. If the need for subsequent services related to an appraisal assignment (e.g., testimony, updates, conferences, reprint or copy services) is contemplated, special arrangements acceptable to Valuation Counselors Group, Inc. must be made in advance. Valuation Counselors Group, Inc. reserves the right to make adjustments to the analysis, opinions and conclusions set forth in the report as we may deem necessary by consideration of additional or more reliable data that may become available.

No opinion is rendered as to legal fee or property title, which are assumed to be good and marketable. Prevailing leases, liens and other encumbrances, including internal and external environmental conditions and structural defects, if any, have been disregarded, unless otherwise specifically stated in the report. Sketches, maps, photographs, or other graphic aids included in appraisal reports are intended to assist the reader in ready identification and visualization of the property and are not intended for technical purposes.

It is assumed that: no opinion is intended in matters that require legal, engineering, or other professional advice which has been or will be obtained from professional sources; the appraisal report will not be used for guidance in legal or professional matters exclusive of the appraisal and valuation discipline; there are no concealed or dubious conditions of the subsoil or subsurface waters including water table and floodplain, unless otherwise noted; there are no regulations of any government entity to control or restrict the use of the property unless specifically referred to in the report; and the property will not operate in violation of any applicable government regulations, codes, ordinances or statutes.

In the absence of competent technical advice to the contrary, it is assumed that the property being appraised is not adversely affected by concealed or unapparent hazards, such as, but not limited to, asbestos, hazardous or contaminated substances, toxic waste or radioactivity. The appraiser is not qualified to detect such substances.

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area were taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.


Information furnished by others is presumed to be reliable, and where so specified in the report, has been verified; however, no responsibility, whether legal or otherwise, is assumed for its accuracy, and cannot be guaranteed as being certain. All facts and data set forth in the report are true and accurate to the best of Valuation Counselors Group, Inc.'s knowledge and belief. No single item of information was completely relied upon to the exclusion of other information.

It should be specifically noted by any prospective mortgagee that the appraisal assumes that the property will be competently managed, leased, and maintained by financially sound owners over the expected period of ownership. This appraisal engagement does not entail an evaluation of management's or owner's effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

No effort has been made to determine the impact of possible energy shortages or the effect on this project of future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

The date of the appraisal to which the value estimate conclusions apply is set forth in the letter of transmittal and within the body of the report. The value is based on the purchasing power of the United States dollar as of that date.

Neither the report nor any portions thereof, especially any conclusions as to value, the identity of the appraiser, or Valuation Counselors Group, Inc., shall be disseminated to the public through public relations media, news media, sales media or any other public means of communications without the prior written consent and approval of Valuation Counselors Group, Inc.

Unless otherwise noted, Valuation Counselors Group, Inc. assumes that there will be no changes in tax regulations.

No significant change is assumed in the supply and demand patterns indicated in the report. The appraisal assumes market conditions observed as of the current date of our market research stated in the letter of transmittal. These market conditions are believed to be correct; however, the appraisers assume no liability should market conditions materially change because of unusual or unforeseen circumstances.

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


The report and the final estimate of value and the prospective financial analyses included therein are intended solely for the information of the person or persons to whom they are addressed, solely for the purposes stated and should not be relied upon for any other purpose. Any allocation of total price between land and the improvements as shown is invalidated if used separately or in conjunction with any other report.

A copy of this report and the working papers from which it was prepared will be kept in our files for eight years.

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS



GENERAL DATA

Effective Date of Value:                                September 29, 1993

Last Date of Inspection:                                September 28, 1993

Property Identification:                                HealthSouth Rehabilitation Center of Virginia Beach

Property Location:                                      1849 Old Donation Parkway, Virginia Beach, Virginia Beach County, Virginia

Interest Appraised:                                     Leased Fee Estate

Gross Building Area:                                    12,500 square feet

Net Rentable Area:                                      10,000 square feet

Subject Land Size:                                      1.10 acres, or 48,000 square feet
                                                        Ground lease with Holcar, Inc. for five years.

Improvements Description:                               One-story, steel frame structure, Class C rehabilitation center/office building that was constructed in 1993.

Occupancy Percentage:                                   100%


CONCLUSIONS

Cost Approach:                                          $1,177,000

Direct Sales Comparison Approach:                       $1,500,000

Income Approach:                                        $1,460,000


Final Value Estimate:                                   $1,460,000
                                                        ==========

Sale to REIT Price:                                     $1,460,000
                                                        ==========


                                      TABLE OF CONTENTS


                                                                                            Page

Transmittal Letter
Appraiser Certifications
Statement of Facts and Limiting Conditions
Summary of Salient Facts and Conclusions

INTRODUCTION                                                                                   1
     Property Identification                                                                   1
     Purpose and Effective Date of the Appraisal                                               1
     Function of the Appraisal                                                                 1
     Scope of the Appraisal                                                                    1
     Property Rights Appraised                                                                 2
     Definition of Value                                                                       2
     History of the Property                                                                   3
     History and Nature of the Business Environment                                            3
     Market Data - Metropolitan Virginia Beach/Virginia Beach County                           5

DESCRIPTIVE DATA                                                                               6
     Regional Analysis                                                                         6
     Neighborhood Analysis                                                                     9
     Zoning                                                                                    9
     Real Estate Taxes and Assessments                                                        10
     Site Analysis                                                                            10
     Building and Site Improvements                                                           11

HIGHEST AND BEST USE                                                                          13

VALUATION SECTION                                                                             17
     Valuation Methodology                                                                    17
     Cost Approach                                                                            18
     Direct Sales Comparison Approach                                                         22
     Income Approach                                                                          30

CORRELATION AND CONCLUSION                                                                    33

                               TABLE OF CONTENTS



EXHIBIT SECTION

Exhibit A     -    Professional Qualifications
Exhibit B     -    Location Map
Exhibit C     -    Area Map
Exhibit D     -    Tax Plat Map
Exhibit E     -    Building Description
Exhibit F     -    Land Improvements Description
Exhibit G     -    Rent Comparables Summary
Exhibit H     -    Subject Photographs
Exhibit I     -    Ground Lease Agreement

                                  INTRODUCTION


PROPERTY IDENTIFICATION

The subject of this appraisal is the HealthSouth Rehabilitation Center of Virginia Beach, located at 1849 Old Donation Parkway, Virginia Beach, Virginia Beach County, Virginia. The building is a one-story, Class C, building constructed in 1993.


PURPOSE AND EFFECTIVE DATE OF THE APPRAISAL

The purpose of this appraisal is to estimate the market value of the real property identified above. The effective date of valuation is September 29, 1993, the date of our last inspection.


FUNCTION OF THE APPRAISAL

The report is to be used for internal financial valuation purposes. The owners are considering the sale of nine professional office buildings for the purpose of establishing a real estate investment trust (REIT). The subject property would be included in that sale.


SCOPE OF THE APPRAISAL

This appraisal engagement includes all three of the standard valuation approaches and is in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute and Society of Real Estate Appraisers. The scope of our assignment included collecting, verifying and analyzing market and property data applicable to the three approaches and consistent with the property's highest and best use. The results of the three approaches are then reconciled into a final value conclusion considering the relevancy and quality of data presented in each of the approaches.

PROPERTY RIGHTS APPRAISED

The property right appraised herein is the Leased Fee Estate.

"Leased Fee Estate" is:

         "an ownership held by the landlord with the right of use and occupancy conveyed by lease to others; the rights of lessor (the leased fee owner) and leased fee are specified by contract terms contained within the lease."

         [The Appraisal of Real Estate, p. 123, 10th Ed., published by The Appraisal Institute].


DEFINITION OF VALUE

For the purpose of this valuation, "market value" is defined as follows:

         "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         o       Buyer and seller are typically motivated;

         o Both parties are well informed or well advised, and acting in what they consider their own best interests;

         o       A reasonable time is allowed for exposure in the open market;

         o Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

         o The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

         [The Appraisal of Real Estate, p. 21, 10th Ed., published by The Appraisal Institute].

HISTORY OF THE PROPERTY

The subject professional building was constructed in 1993 by HealthSouth Rehabilitation Corporation. The building is constructed on approximately 1.10 acres, which is leased from Holcar, Inc., a Virginia stock corporation. This ground lease is for an initial period of five years, with five-year renewal periods. The commencement date of the lease is November 1992. The annual yearly payment is $17,496 which is net to the Lessor. Adjustments to the lease payment will occur every five years. A copy of this lease is included in the Exhibit Section of this report.

The subject rehabilitation center building has reportedly not been marketed for sale and is not currently under an agreement of sale. No other deed transfers were noted in the last three years. A title search is recommended for official determination.


HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT

United States Economic Performance and Outlook

The value of the business enterprise value is influenced by potential returns available from alternative investments. These return expectations are affected by economic conditions as they impact the ability of a business enterprise to generate a return on its invested capital. Perhaps the most important economic indicator affecting potential investor returns is the aggregate demand for goods and services. Aggregate demand is measured by a country's Gross Domestic Product (GDP), which is the sum of all domestic expenditures for consumption, government services, and net exports.

As of the valuation date, the United States economy is currently mired in a period of slow economic growth. Gross Domestic Product (GDP) increased at a
2.1 percent annual rate during 1992 after declining (1.2%) during 1991. The GDP was 0.7 percent and 1.6 percent, respectively, for the first and second quarters of 1993, or an annualized rate of 1.1 percent.

The components of GDP indicate that the economic recovery is affecting many sectors of the economy. Personal consumption expenditures, which account for approximately two-thirds of GDP, rose only 1.3 percent during the first half of 1993. Non-residential Fixed Investment advanced 2.2 percent and Residential Fixed Investment grew 1.7 percent. Federal Government Purchases declined (0.6%) over the same period. Federal Government Purchases account for 7.2 percent of the total GDP, and this decline is limited to the rate of overall GDP growth.

The value of the business enterprise value is also affected by the current and expected levels of inflation and interest rates. Inflation creates uncertainty in the mind of investors as they attempt to estimate future investment returns. This uncertainty is incorporated into both the required return on equity and debt capital.

The economic downturn has resulted in sharply lower inflation. The Consumer Price Index (CPI) ended 1992 with a 3.0 percent increase compared to a 4.2 percent increase during 1991. The CPI for 1993 is currently estimated at 3.3 percent. The GDP Deflator, a much broader price level index, ended 1992 with a
2.6 percent annual increase compared to a 4.0 percent increase during 1991.
The GDP Deflator is currently estimated at 2.5 percent for 1993.

The Federal Reserve Bank has adopted a relatively easier monetary policy as a result of the recession. Interest rates, as represented by long-term Treasury bond yields, declined approximately ten basis points compared to rates existing a year earlier. Long-term corporate bond rates have also decreased and the Federal Reserve's discount rate reductions have prompted commercial banks to lower their prime lending rate to 6.0 percent. Selected monetary statistics are presented in the following table.


                                 INTEREST RATES AND SELECTED STATISTICS

                                                   JUNE 30, 1993                 JANUARY 2, 1992

  Federal Fund Rate                                     3.0%                          3.9%
  90-Day Treasury Bill Rate                             3.1%                          3.9%
  30-Year Treasury Bond                                 6.9%                          7.5%
  Aaa Bond Yield                                        7.4%                          8.2%
  Prime Rate                                            6.0%                          6.5%

Economic Outlook

According to Value Line's Quarterly Economic Review, dated June 30, 1993, the economic recovery is now two years old, but shows much slower growth than normal for a mature recovery. Among factors cited by Value Line for contributing to the slow growth are "high debt, stagnant personal income, low consumer confidence and a troubling unemployment rate". Value Line's Quarterly Economic Review identified the following estimates for selected economic statistics from 1993 to 1995.

                                                              1993           1994           1995

       Real GDP                                               2.7%           3.2%           3.3%
       Personal Consumption Expenditures                      2.8%           2.7%           2.5%
       Federal Government Purchases                          (5.2%)         (3.0%)         (4.0%)
       30-Year Treasury Bond Yields                           7.1%           7.2%           7.2%
       Prime Rate                                             6.0%           6.3%           6.7%
       Consumer Price Index                                   3.5%           3.5%           3.6%



MARKET DATA - Metropolitan Virginia Beach/Virginia Beach County

Based upon a study prepared by Goodman Segar Hogan-Odu Real Estate Center, the average occupancy is approximately 82.1 percent throughout the Hampton Roads Metropolitan Statistical Area (MSA). This survey includes Class A, B and C space, buildings exceeding 10,000 square feet in leasable area, are non-medical in primary use, and are not exclusively owner-occupied.

In the Hampton Roads area, there is approximately 15.2 million square feet of office space available with the highest rents found in the downtown area. Medical office space is estimated to be approximately 15 percent to 20 percent higher than the general professional office space in the market. Based upon our discussions with local realtors in the marketplace, medical office space (in proximity to the hospital) has an estimated average occupancy of 85 percent to 90 percent.

                                DESCRIPTIVE DATA


REGIONAL ANALYSIS

The subject facility is located in Virginia Beach, Virginia, which is located in the eastern portion of the Hampton Roads MSA. The Hampton Roads MSA encompasses the nine cities and three counties in the Norfolk-Virginia Beach-Newport News MSA. The 1,707 square mile region is bounded by the Atlantic Ocean and the Chesapeake Bay and crisscrossed by dozens of rivers and creeks.

Hampton Roads is made up of Gloucester County, James City County, York County, Williamsburg, Newport News, Poguoson and Hampton on the Virginia Peninsula. Just across the Hampton Roads Bridge Tunnel are the south side cities of Norfolk, Portsmouth, Virginia Beach, Suffolk and Chesapeake. Together they form the county's 28th most populous MSA, with nearly 1.4 million residents.

Hampton Roads is renowned for building Navy submarines and aircraft carriers, growing peanuts, and importing most of the nation's rubber through the Port of Hampton Roads. The region has Virginia's most populous city (Virginia Beach), as well as its largest city (Suffolk). It also has the state's fastest-growing county (Gloucester).


Population

From 1980 to 1988, Hampton Roads' population grew by 227,789, or 19.63 percent. Although some transplants were military personnel, many civilians were lured to the rapidly expanding region by the promise of jobs in shipbuilding, construction, or the service sector.

Like northern Virginia, Hampton Roads benefited from a rapid influx of defense contractors, consultants and service firms that responded to the government's military build-up in the 1980s, but Hampton Roads, with several older land-locked cities, did not have the steady across-the-board growth that northern Virginia experienced. While rural areas in Virginia Beach and James City County boomed with new neighborhoods, urban cities such as Norfolk and Portsmouth grew only slightly.


Transportation

Interstate 95 connects Chesapeake with northern Virginia. Interstate 64, the principal east-west highway in the state, intersects Interstate 95 in the Richmond/Petersburg MSA and heads east to the Norfolk area and west to Charlottesville.


Employment - Income

In 1988, there were 792,265 workers in Hampton Roads according to the Center for Public Service at the University of Virginia. One-third held some type of government or military job -- a drop from the 37.8 percent share in 1980. Services is the next largest job category with 171,437 employees, followed by retail trade, construction and manufacturing. Although its jobs are primarily seasonal, tourism remains an employment mainstay in Williamsburg and Virginia Beach.

A marketing study by WVEC Television shows that 57 percent of Hampton Roads' adults work full-time, 11 percent work part-time, 4.0 percent are students, and 14 percent are retired. In Virginia, per capita income was $15,516 in 1987, the most recent year in which data was available. In Hampton Roads, the figure was $14,462, which placed it 143rd among 310 MSAs across the country. The only Virginia areas to top the national figure were northern Virginia, with a per capita income of $21,539 and Richmond/Petersburg with $17,446.

Healthcare

Healthcare facilities abound in the Hampton Roads area. The following is a list of local hospitals:

                                                                         Number
         Facility                                                        of Units

         Chesapeake General                                                210
         DePaul Medical Center                                             390
         First Medical Group Langley                                        70
         Humana Hospital Bayside                                           250
         Louise Obici Memorial                                             243
         Mary Immaculate Hospital                                          110
         McDonald Army                                                      57
         Newport News General                                              126
         Norfolk Community                                                 189
         Portsmouth General                                                311
         Riverside Middle Peninsula                                         71
         Riverside Regional Medical Center                                  57
         Sentara Hampton General                                           343
         Sentara Norfolk General                                           644
         Sentara Leigh Hospital                                            250
         Tidewater Beach General                                           263
         Veteran's Administration                                          411
         Williamsburg Community                                            139


Conclusion

Development over the next decade is expected to be at a pace slightly above that of the state average, but below that of Northern Virginia. The next several years will likely be very sluggish until the economy recovers from its current doldrums. This community should continue to offer a stable environment for operation and growth in the future.

NEIGHBORHOOD ANALYSIS

The neighborhood area's boundaries are Old Donation Parkway to the north, First Colonial Drive to the east, Lasken Road to the south, and Great Neck Road to the west.

The immediate area is primarily medical or professional developments surrounding the subject, with small sections of modest single-family homes and multi-family developments to the north and east of the subject. Located just east of the facility, along First Colonial Drive, is Tidewater General Hospital. Development along First Colonial Drive is mainly office-institutional in nature. Located further south, along First Colonial Drive, are more retail/commercial developments. West of the subject, along Old Donation Parkway toward Great Neck Road, is more of the residential development.

The area has convenient access to State Road 44, the Virginia Beach Toll Road providing access to Interstate 64, a major east/west thoroughfare in the state of Virginia.

The immediate surrounding area is supportive and complementary to the continued growth potential of the subject facility. The development has also contributed to continued growth of the neighborhood.


ZONING

The subject property is zoned "O-I", Office-Institutional, by the Virginia Beach County Zoning District. The purpose of this district is to provide for office buildings in attractive surroundings with other types of similar uses.

The subject improvement is considered a legal, conforming use. Principle uses included in this zoning district are as follows:

         Office buildings
         General hospitals
         Hotels or motels
         Retail and service facilities
         Schools
         Banks

REAL ESTATE TAXES AND ASSESSMENTS

Based upon the assessment record available, the subject property has not been added to the tax roll. Its assessment is currently being determined. The property will be taxed based upon 100 percent of the assessed value.


SITE ANALYSIS

The subject site is located on the south side of Old Donation Parkway in the northern section of Virginia Beach, Virginia. The street address is 1849 Old Donation Parkway, Virginia Beach, Virginia. As indicated by the plat map included in the Exhibit Section of this report, the site is irregular in shape and contains a total of approximately 1.10 acres. A survey of the land parcel was not provided to us, but we have included (in the Exhibit Section of this report) a copy of the tax plat showing the entire parcel owned by Holcar, Inc. Access to the site is via Old Donation Parkway to the north via First Colonial Drive; both being four-lane roadways.

The subject land is approximately level with grade on Old Donation Parkway. Utilities to the site include water, sewer, electricity, cable, telephone and gas.

The subject property appears to have adequate drainage and soil load-bearing capabilities to support most development alternatives. A soil report, however, was not made available to the appraiser and it is assumed, based on existing improvements, that soil load-bearing capabilities are adequate.

According to the County Planning Office, the subject property is not located in a flood plain zone.

BUILDING AND SITE IMPROVEMENTS

Building

The medical office building is a Class C, one-story structure containing 10,000 square feet constructed in 1993. The building is of good construction and is in excellent condition. The building is considered competitive in condition to other office buildings in the area.

The building's foundation consists of concrete walls and footings supporting exterior walls. The floor is poured-in-place concrete. Exterior walls consist of overlapped wood siding with brick cover in sections. Windows and doors are aluminum and glass with some limited solid-core metal doors. The roof is gabled with asphalt shingles.

The building is partitioned by gypsum board on metal stud partitions. Wall finishes are typically paint and vinyl wall covering. Wood and metal doors in metal door jambs are typical throughout. Ceiling finishes are primarily drop-down acoustical panels. Floor finishes are primarily carpeting and vinyl tile with portions of the building having ceramic and quarry tile. Main areas in the building include therapy areas, offices and public areas.

Mechanical services consist of standard plumbing fixtures, and a central heating and air conditioning system supported by roof-top units. Electrical wiring is in conduit with fluorescent and incandescent light fixtures typical throughout.


Site

Land improvements consist of general landscaping, asphalt paving, concrete paving and curbing, exterior lighting, and general signage.

More detail descriptions of the buildings and site improvements are included in the Exhibit Section of this report.

CONDITION OF IMPROVEMENTS AND OBSOLESCENCE

The building is in excellent overall condition. It appears to have been adequately maintained. No significant deferred maintenance was indicated from the appraiser's inspection of the property. There does not appear to be any functional or economic obsolescence.

                              HIGHEST AND BEST USE


The Appraisal Institute defines "highest and best use" as follows:

         "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value."

         [The Appraisal of Real Estate, p. 45, 10th Ed. published by The Appraisal Institute]

The four categories of highest and best use analysis are:

         1. Physically Possible - Uses which are physically possible for the site and improvements being analyzed.

         2. Legally Permissible - Uses permitted by zoning and deed restrictions applicable to the site and improvements being analyzed.

         3. Financially Feasible - This step identifies if the physically possible and legally permitted alternatives produce a net income equal to or greater than the amount needed to satisfy operating expenses.

         4. Maximally Productive - This step clarifies which of the financially feasible alternatives provides the highest value consistent with the rate of return warranted by the market for a particular use.

There are two types of highest and best use: THE HIGHEST AND BEST USE OF LAND AS VACANT and THE HIGHEST AND BEST USE OF A PROPERTY AS IMPROVED. Both types are discussed as follows using the four categories of highest and best use.

As Vacant

The purpose of this analysis, given the site is vacant or can easily be made vacant, is to determine if something should be constructed on the site, and, if so, what should be constructed on the site.

PHYSICALLY POSSIBLE

The size and shape of the subject site is adequate for the development of a number of alternative uses including small residential, commercial, office/institutional, industrial and special-purpose properties. The site possesses good access and visibility. The size of the parcel would preclude any large developments.

LEGALLY PERMISSIBLE

As stated earlier in the Zoning Section of this report, the property is currently zoned "O-I", Office-Institutional. Permitted uses in this general zoning category vary widely. Potential legal uses would include some retail and restaurants, office/institutional, hotels, hospitals and other medical-oriented uses.

Surrounding uses include the hospital, other professional office uses, some apartments and some old single-family residential properties. These use patterns would likely preclude industrial, retail or future single-family development on the site.

FINANCIALLY FEASIBLE

Having established that the site is physically suited for and legally restricted to office/institutional development, the next consideration is economic feasibility. Financially feasible uses for the site, if vacant, are those uses that would generate an economic return to the land. The location of a large medical facility nearby would tend to suggest that related medical improvements possibly would be in demand. Tidewater General Hospital is currently expanding and has an average census of 98 percent. The subject facility is currently 100 percent occupied.

MAXIMALLY PRODUCTIVE

The maximally productive use is a financially feasible use that would produce the greatest land value. Office/institutional use is physically possible and legally permissible, and new development is financially feasible. Based on this analysis, the current highest and best use of the land, if vacant, would be for office/institutional development.


As Improved

The subject site is currently improved with a 10,000 rentable square foot office building and associated site improvements. The purpose of this discussion is to determine whether to leave the improvements as they are, to modify the improvements or to remove the improvements.

PHYSICALLY POSSIBLE

It would obviously be physically possible to leave the improvements as they are, to demolish the existing improvements and replace them with new improvements, or to make minor repairs to the deferred maintenance items on the property. The improvements are considered functional.

LEGALLY PERMISSIBLE

The improvements, as improved, are a legal conforming use according to the County of Virginia Beach zoning guidelines. Under the zoning, the property could remain as it is, be torn down or renovated.

FINANCIALLY FEASIBLE

The highest and best use of the land, if vacant, was to develop with an office/ institutional use based on the adjacent hospital's growth needs. Of the physically possible and legally permissible changes that could be made to the existing facility, demolishing the building would significantly reduce the current asset value, and would not be financially feasible. It would, however, be financially feasible to correct any deferred maintenance.

MAXIMALLY PRODUCTIVE

The maximally productive use for the existing property is the financially feasible use that produces the greatest property value. The only financially feasible use is to correct any deferred maintenance that currently exist. This will enable to the property to remain competitive in the leasing market. The highest and best use, as improved, is to not make any major changes to the current asset use. The improvements represent the current highest and best use of the property.

                               VALUATION SECTION


VALUATION METHODOLOGY

There are three principal methods to estimate the market value of the assets of the subject property. These are summarized as follows:

         COST APPROACH: This method is based on the principle of substitution, whereby no investor would prudently pay more for a property than it costs to buy land and build a comparable new building. The market value is estimated by calculating the replacement costs of a new building and subtracting all forms of depreciation and obsolescence present in the existing facility. This provides a depreciated value of the subject improvements if replaced new. The estimate of the current value of the subject land is then added to provide a market value of the property.

         DIRECT SALES COMPARISON APPROACH: The principle of substitution also says that market value can be estimated as the cost of acquiring an equally desirable substitute property, assuming no costly delay in making the substitution. This method analyses the sales of other comparable improved properties. Since two properties are rarely identical, the necessary adjustments for differences in quality, location, size, services and market appeal are a function of appraisal experience and judgment.

         INCOME APPROACH: This method is based on the principle of anticipation, which recognizes that underlying value of the subject property can be estimated by its cash flow or stream of earnings. This approach simulates the future earnings for the property, and converts those earnings into a present market value estimate.

Consideration has been given to each of the three methods to arrive at a final opinion of value. The application of each approach to value is further discussed in the appropriate sections which follow.

                                 COST APPROACH


In the Cost Approach, the subject property is valued based upon the market value of the land, as if vacant, to which is added the depreciated replacement cost of the improvements. The replacement cost new of the improvements is adjusted for accrued depreciation resulting from physical deterioration, functional obsolescence, and external (or economic) obsolescence.

The cost analysis involves three basic steps:

        o    Land value estimate.

        o    Estimated replacement cost of the improvements.

        o    Estimation of the accrued depreciation from all causes.

The sum of the market value of the land and the depreciated replacement cost of the improvements and equipment is the estimated market value via the Cost Approach.


Land Valuation

Because the subject land is under a ground lease, we have not considered it in our valuation.


Building and Site Improvements

The building and site improvements have been valued on the basis of replacement cost less accumulated depreciation. The cost new was estimated via the segregated cost method, with cost factors obtained from Marshall Valuation Services, Inc., a national cost manual. The unit cost includes both direct and indirect costs, with adjustments made for special building features, construction quality, time and location. The composite unit cost has then been applied to the gross square footage of the building to derive the replacement cost new. The total project replacement costs for the subject building are estimated to be $1,132,380.

The total accumulated depreciation of a structure represents the loss in value due to physical deterioration, functional obsolescence, or external (or economic) obsolescence. Economic life of a structure or improvement is the period over which they contribute to the value of the property. These terms are defined as follows:

        Physical Deterioration: The loss in value due to deterioration or ordinary wear and tear, i.e., natural forces taking their toll of the improvements. This begins at the time the building is completed and continues throughout its physical life.

        Functional Obsolescence: The loss in value due to poor plan, functional inadequacy, or super-adequacy due to size, style, design, or other items. This form of depreciation occurs in both curable or incurable forms.

        External (or Economic) Obsolescence: The loss in value caused by forces outside the property itself. It can take many forms such as excessive noise levels, traffic congestion, abnormally high crime rates, or any other factors which affect a property's ability to produce an economic income, thereby causing a decline in desirability. Other forms of economic obsolescence may include governmental restrictions, excessive taxes, or economic trends.

        Economic Life: The economic life of a good quality medical office buildings is typically 40 to 50 years. For the subject Class C building, we have assumed an economic life of 45 years.

        Remaining Economic Life: Remaining economic life can be defined as the number of years remaining in the economic life of the structure or structural components as of the date of the appraisal.

Marshall Valuation Services, Inc., and the actual experience of other buildings in the market, were use to estimate the overall economic life of the improvements. The assignment of economic lives assumed that, except for the building shell and foundation, building components would be replaced periodically over the life of the building.

Physical Depreciation

The amount of physical depreciation and obsolescence in the subject building is judged normal for a building of this age since it was constructed in 1993. Observation of the subject property indicated that the structure and related component parts have been adequately constructed and currently are being maintained through a continuous maintenance service program.


Building

The subject property was constructed in 1993 and is in excellent condition. Because of the recent construction, we have not considered depreciation as applicable at this time.


Site Improvements

Because of the recent construction of the property, a depreciation factor was not considered applicable at this time.


Cost Approach Conclusion

The schedule on the following page is a summary of the estimated replacement cost by category for the subject building plus estimates of all forms of depreciation.

Based on the investigation as previously defined, the market value of the subject property by the Cost Approach, as of September 29, 1993, is:

                                   $1,177,000
                                   ==========

                        SUMMARY OF REPLACEMENT COST NEW
                      HEALTHSOUTH REHABILITATION CENTER
                           VIRGINIA BEACH, VIRGINIA

                                                                                                      REPLACEMENT
                                                                                                          COST
Site Preparation                                                                                           3,821
Foundation                                                                                                29,717
Frame                                                                                                     64,642
                                                                                                         124,223
Floors                                                                                                    44,617
Roof                                                                                                      34,994
Roof Cover                                                                                                36,185
Partitioning and Built-in                                                                                258,125
Ceilings                                                                                                  35,724
Floor Coverings                                                                                           64,185
Plumbing                                                                                                  60,241
HVAC                                                                                                      63,043
Electrical                                                                                                68,997
Other Features                                                                                            66,002

Total Replacement Cost                                                                                $  954,950

Architect's Fees Plans and Specs                                                4.4%                      42,018
Architect's Fees Supervision                                                    3.4%                      32,468
Entrepreneural Overhead, Profit, and Other
     Miscellaneous Fees                                                        10.0%                     102,944
Total of Other Costs                                                                                     177,430

Total Project Replacement Cost                                                                        $1,132,380

Accrued Depreciation:
Building Costs                                                       0% Straight Line 0/45ths                  0


Depreciated Value Building                                                                            $1,132,380

Site Improvements
     Replacement Cost                                                                                 $   45,000
     Depreciated Cost                                                0% Straight Line 0/20ths                  0


Depreciated Value                                                                                     $   45,000

Plus Land Value                                                      GROUND LEASE                     $        0

DEPRECIATED COST APPROACH VALUE                                                                       $1,177,380

                        DIRECT SALES COMPARISON APPROACH


The Direct Sales Comparison Approach is based upon the principle of substitution; that is, when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming there is no costly delay in making the substitution. Since two properties are rarely identical, the necessary adjustments for differences in quality, location, size, services and market appeal are a function of appraisal experience and judgment.

The Direct Sales Comparison Approach gives consideration to actual sales of other similar properties with adjustments as previously stated. The sales prices are analyzed in common denominators and applied to the subject property in respective categories to be indicative of market value.

The unit of comparison used in this analysis is the price per square foot, which is the gross purchase price of the building divided by the net leasable area in the building. The following sales are considered to be representative of market activity and conditions as of the valuation date. Unless otherwise indicated, the sales involved arms-length transactions that conveyed a fee simple interest, and only real property was included in the transactions.
Also, all purchase prices quoted in this report represent all cash sales unless seller financing is noted and the sale prices adjusted for cash equivalency.

In our analysis, we obtained details on four professional office building sales which have occurred over the past two years. The terms of the sale and significant data was verified to the extent possible by county deed records and with parties to the transaction. Information on these sales is shown on the following pages:

IMPROVED SALE NUMBER 1


GENERAL SALE DATA

Location:                                           1016 Independence Boulevard, Virginia Beach, Virginia
Date of Sale:                                       May 12, 1992
Deed Book/Page:                                     3086/1410
Grantor:                                            Diagnostic Center Associates
Grantee:                                            Diagnostic Center of Virginia Beach
Sale Price:                                         $1,586,500
Terms of Sale:                                      Assumption of original note, $568,494 cash

PROPERTY DATA

Land Size:                                          .93 acres
Building Size:                                      15,000 square feet
Year Built:                                         1986

STABILIZED OPERATING DATA
                                                       Dollars                Per SF
                                                      ---------              --------
Estimated Gross Income:                                $225,000                $15.00
Vacancy Allowance @ 5%:                                ($11,250)               ($0.75)
                                                      ---------               -------
Effective Gross Income:                                $213,750                $14.25
Estimated Expenses @ $3.50/SF                          ($52,500)                $3.50
                                                      ---------                ------
Net Operating Income:                                  $161,250                $10.75

MARKET VALUE INDICATORS

Sale Price Per Square Foot:                             $105.77
Stabilized Overall Rate:                                  10.16%
EGIM:                                                      7.42

COMMENTS

Structure is a one-story, Class C, medical office designed for a single-tenant user.  The building is located adjacent to a hospital.

IMPROVED SALE NUMBER 2

GENERAL SALE DATA

Location:                                           West side of 20th Street South at the address 908 20th Street South in
                                                    Birmingham, Alabama
Date of Sale:                                       December 20, 1991
Deed Book/Page:                                     4166/170
Grantor:                                            The Byrd Company, Inc.
Grantee:                                            Board of Trustees of the University of Alabama
Sale Price:                                         $3,750,000
Terms of Sale:                                      All Cash

PROPERTY DATA

Land Size:                                          82,460 square feet
Building Size:                                      52,440 square feet - gross
                                                    44,574 square feet - leasable
Year Built:                                         1964

STABILIZED OPERATING DATA
                                                       Dollars                Per SF
                                                      ---------              --------
Estimated Gross Income:                                $624,036                $14.00
Vacancy Allowance @ 10%:                                $62,404                 $1.40
                                                                               ------
Effective Gross Income:                                $561,632                $12.60
Estimated Expenses @ $6.00/SF                          $222,870                 $5.00
                                                       --------                ------
Net Operating Income:                                  $338,762                 $7.60

MARKET VALUE INDICATORS

Sale Price Per Square Foot:                         $84.13
Stabilized Overall Rate:                            9.0%
EGIM:                                               6.68

COMMENTS

This three-story building was purchased by the UAB Medical Center.  A Medical Genetics Center now occupies the facility.  The current land value near the UAB campus is estimated at 40% to 45% of the total purchase price.

IMPROVED SALE NUMBER 3

GENERAL SALE DATA

Location:                                           1260 Upper Hembree Road in Roswell, Fulton County, Georgia
Date of Sale:                                       November 20, 1991
Deed Book/Page:                                     14752/1-8
Grantor:                                            Upper Hembree Associates II, Ltd.
Grantee:                                            Medical Plaza, Inc.
Sale Price:                                         $4,525,000
Terms of Sale:                                      All Cash

PROPERTY DATA

Land Size:                                          1.65 acres (approximate)
Building Size:                                      32,500 square feet
Year Built:                                         1991
Occupancy at Sale:                                  100%

STABILIZED OPERATING DATA
                                                       Dollars                Per SF
                                                      ---------              --------
Estimated Gross Income*:                               $671,125                $20.65
Vacancy Allowance @ 5%:                                 $33,556                 $1.03
                                                       --------                ------
Effective Gross Income:                                $637,569                $19.62
Estimated Expenses @ $6.00/SF                          $178,750                 $5.50
                                                       --------                ------
Net Operating Income:                                  $458,819                $14.12

MARKET VALUE INDICATORS

Sale Price Per Square Foot:                         $139.23
Stabilized Overall Rate:                            10.1%
EGIM:                                               7.10

COMMENTS

This property included three buildings containing 12,400 SF, 12,000 SF and 8,100 SF.  The first two buildings were leased to North
Fulton Hospital for seven years.  The first 12,400 SF was leased for $16.00/SF net, and the other 12,000 SF was leased for $16.25/SF net.  The tenants were responsible for all costs but structural maintenance and management.

* The rents were adjusted upward $4.50/SF for gross comparison.


IMPROVED SALE NUMBER 4

GENERAL SALE DATA

Location:                                           816 Independence Boulevard, Virginia Beach, Virginia
Date of Sale:                                       August 1991
Deed Book/Page:                                     3006/1566
Grantor:                                            Humana of Virginia, Inc.
Grantee:                                            MPB, Inc.
Sale Price:                                         $5,011,700
Terms of Sale:                                      Cash to Seller

PROPERTY DATA

Land Size:                                          3.507 acres (approximate)
Building Size:                                      35,000 square feet
Year Built:                                         1977
Occupancy at Sale:                                  75.0%

STABILIZED OPERATING DATA
                                                       Dollars                Per SF
                                                      ---------              --------
Estimated Gross Income*:                               $630,000                $18.00
Vacancy Allowance @ 5%:                                 $31,500               ($0.90)
                                                       --------               -------
Effective Gross Income:                                $598,500                $17.10
Estimated Expenses @ $5.00/SF                          $175,000               ($5.00)
                                                       --------               -------
Net Operating Income:                                  $423,500                $12.10

MARKET VALUE INDICATORS

Sale Price Per Square Foot:                             $143.19
Stabilized Overall Rate:                                   8.45%
EGIM:                                                      8.37

COMMENTS

Built as a four-story Class A building located next to hospital.  The construction is steel frame with brick veneer.  It is located north side of Independence Avenue.

These four sales are summarized as follows:

                                           SUMMARY OF IMPROVED SALES


      SALE                                                 RENTABLE                          PRICE PER
      NO.     ADDRESS                                    (SQUARE FEET)    SALE PRICE        SQUARE FOOT
       1      1016 Independence Blvd                        15,000        $1,586,500         $105.77
              Virginia Beach, Virginia
       2      20th Street South                             44,574        $3,750,000          $84.13
              Birmingham, Alabama
       3      1260 Upper Hembree                            32,500        $4,525,000         $139.23
              Roswell, Georgia
       4      816 Independence Blvd                         35,000        $5,011,700         $143.19
              Virginia Beach, Virginia


The unadjusted prices of these comparables range from $84.13 per square foot to $143.33 per square foot. Each of the comparables will be discussed and adjusted for comparisons with the subject property. An Improved Sales Adjustment Matrix is shown at the end of this section.

SALE NUMBER 1 is a Class C professional office building that is located adjacent to a hospital. The facility was acquired by a physician's group to provide outpatient service in conjunction with the hospital. This transaction was reportedly at a market value price. However, a downward adjustment is still indicated because the building never was marketed as a vacant building due to this relationship. The building has a substantial setback from Independence Boulevard and has poor visibility. An upward adjustment is indicated due to this inferior location compared to the subject. An upward adjustment to this comparable is indicated because of the subject's superior construction quality. The adjusted price per square foot of this comparable is $118.99.

SALE NUMBER 2 is the sale of a building purchased by the University of Alabama to use as a Medical Genetics Center. An upward adjustment was indicated because of the time of sale. Upward adjustments were indicated because of the inferior location as compared to the subject. An additional upward adjustment was made for and construction quality. A downward adjustment was made for size. The adjusted price for this comparable is $119.84 per square foot.

SALE NUMBER 3 was the sale of a three-building professional office facility that is located approximately one-quarter-mile from the North Fulton Medical Center in Roswell, Georgia. An upward adjustment was made for time of sale. Downward adjustments to the price per square foot of this comparable are indicated for size. Upward adjustments are indicated due to the subject's superior location and construction quality. The adjusted price per square foot of this comparable is $144.73.

SALE NUMBER 4 was the August 1992 sale of an office building in Virginia Beach, Virginia. Upward adjustment was indicated for the time of sale. A downward adjustment to the price per foot of this comparable is indicated because of the comparable's size. Downward adjustments are indicated for location, quality and size. An upward adjustment is warranted for location and quality. A downward adjustment is indicated for size. The adjusted price for this comparable is $172.90 per square foot.

The adjusted prices per square foot range from $106.00 to $172.90. An adjusted price of $150.00 per square foot is representative of the subject property. Based on this analysis, the market value of the subject hospital by the Direct Sales Comparison Approach, as of September 29, 1993, the effective date of this report, is calculated as follows:

                          10,000 SF  x  $150.00/SF   =

                                   $1,500,000
                                   ==========


                                    I M P R O V E D   S A L E S   A D J U S T M E N T   G R I D
                                                 HealthSouth Rehabilitation Center
                                                     Virginia Beach, Virginia



                                   Subject            Bldg Comp        Bldg Comp        Bldg Comp        Bldg Comp
Element                                                   #1               #2               #3               #4

Sale Price/SF                                           $105.77           $84.13          $139.23          $143.19

Property Rights                    Fee Simple           Same              Same            Same             Same
     Adjustment                                       ------------------------------------------------------------

Adjusted Price/SF                                       $105.77           $84.13          $139.23          $143.19

Financing                          Cash                 Cash              Cash            Cash             Cash
     Adjustment                                       ------------------------------------------------------------

Adjusted Price/SF                                       $105.77           $84.13          $139.23          $143.19

Conditions of Sale                                                        None            None             None
     Adjustment                                            -10%                              -10%
                                                      ------------------------------------------------------------
Adjusted Price/SF                                        $95.19           $84.13          $125.31          $143.19

Market/Time
     Adjustment                                              0%               5%               5%               5%
                                                      ------------------------------------------------------------

Adjusted Price/SF                                        $95.19           $88.34          $131.57          $150.35

Other Adjustments:
     Location Adjustment                                    15%              15%              10%              10%
     Topography Adjustment                                   0%               0%               0%               0%
     Size Adjustment                                         0%              -5%              -5%              -5%
     Zoning Adjustment                                       0%               0%               0%               0%
     Construction Quality                                   10%              10%               5%              10%
       Net Other Adjustments                                25%              20%              10%              15%

FINAL ADJUSTED PRICE PER SF                             $118.99          $106.00          $144.73          $172.90
                                                      ============================================================

                                INCOME APPROACH


The Income Approach is based on the principle of anticipation, and has as its premise that value is represented by the present worth of expected future benefits. The price that an investor will pay for an income property usually depends on the anticipated income stream. The Income Approach represents an attempt to simulate the future cash flows for the property, and to quantify the future benefits in present dollars.

The subject property is one of nine professional office buildings that HealthSouth is selling for the purpose of establishing a real estate investment trust (REIT). HealthSouth Corporation, the seller, will provide a net rental guarantee, in the form of a master lease. The REIT, as the new property owner, will receive the net rental master lease rate per square foot of rentable office area, regardless of the rental rates charged or received from the actual physicians/tenants.

This master lease is a credit enhancement vehicle that will enable the REIT issuer to sell the REIT shares. It will also allow HealthSouth leasing flexibility for the office space. HealthSouth can lease office space to various doctors at different rates and terms, or they can use the office space for hospital purposes. This master lease also guarantees payment regardless of occupancy levels.

The appraisers received a draft of the form of master lease agreement, but the actual master lease agreements for each property are not yet available. For the purpose of our Income Approach, the gross income will be the master lease rate for each property times the rentable building area. We reserve the right to modify the Income Approach valuation if the actual master lease for each property differs significantly from the draft lease presented to us.

The gross income for the subject property is calculated as follows:

                      10,000 SF  x  $18.00/SF  =  $180,000

Because of the guarantee of payment related to the master lease regardless of occupancy levels, we have not utilized a vacancy allowance for the property.





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
Since the master lease provides for an income level to the REIT net of all operating expenses, the only out-of-pocket expenses to the REIT will be accounting, legal and internal administration or management expenses. These management expenses are estimated at 5.0 percent of effective gross income, or $9,000 based on the management experience of other properties. The net operating income for the property is $180,000 less $9,000, or $171,000.


Ground Lease

The ground lease payment will be paid by the current owner. Currently, that payment is $17,496 annually. Our analysis gives consideration that this payment will be made by the REIT. This would indicate a net operating income for the property of $153,504.

The estimated direct capitalization rates, or overall rates (OARs), for the four improved sale comparables presented in the Direct Sales Comparison Section of this report are summarized as follows:

        Sale No.     Property Location                                Sale Date                 OAR (%)
        1        Independence Boulevard                           May 1992                   7.42%
                 Virginia Beach, Virginia
        2        20th Street South                              December 1992                 9.0%
                 Birmingham, Alabama
        3        Upper Hembree                                  November 1991                10.1%
                 Roswell, Georgia
        4        Independence Boulevard                          August 1991                 8.45%
                 Virginia Beach, Virginia


The direct capitalization, or overall rates, for these comparables ranged from
7.4 percent to 10.1 percent.

A capitalization rate slightly above the upper end of this range, at 10.5 percent, is considered appropriate because of the current physical condition of the building as compared to the comparable and the guaranteed rents involved.

Therefore, it is our opinion that the market value of the subject property by the Income Approach is calculated and rounded as follows:

                  Net Operating Income/OAR  =  Estimated Value

                          $153,504/10.5  =  $1,461,942

                            Rounded to:  $1,460,000
                                         ==========

                           CORRELATION AND CONCLUSION


We have considered three approaches to value in order to estimate the value of the HealthSouth Rehabilitation Center of Virginia Beach. The three approaches are summarized as follows:

        Cost Approach   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $1,177,000
        Direct Sales Comparison Approach  . . . . . . . . . . . . . . . . . . . .  $1,500,000
        Income Approach   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $1,460,000

The Cost Approach involved a detailed analysis of the individual components of the property. These costs were estimated using sources which were considered to be reliable. For this reason, this approach is only considered a fair indicator of value for the subject property.

The Direct Sales Comparison Approach is based on the price that investors and owner-occupants have recently paid for comparable professional office buildings. The quality and quality of data available in this approach was considered good, but two of the four sales were not properties located in the Virginia market. The appraisers only consider this approach to be a fair indicator of value for the subject property.

The Income Approach normally provides the most reliable value estimate for professional office buildings such as the subject. Although many buyer of professional office buildings are owner/occupants, these buyers are generally aware of a property's cash flow potential and its value from an investor's perspective. For this reason, the Income Approach is considered the best indicator of value for the subject property.

Based on this analysis, it is our opinion that the market value of the HealthSouth Rehabilitation Center of Virginia Beach, as of September 29, 1993, and based on the assumptions and limiting conditions in this report, is:

                                   $1,460,000





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